Exhibit 23.1
Consent of Ernst & Young LLP,
Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Lockheed Martin Corporation for the registration of its common stock and to the incorporation by reference therein of our reports dated February 7, 2020, with respect to the consolidated financial statements of Lockheed Martin Corporation, and the effectiveness of internal control over financial reporting of Lockheed Martin Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tysons, Virginia
April 22, 2020